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                                                                  EXHIBIT 10.14




101 East Washington Street
P.O.Box 1488
New Castle, PA 16103-1488
Telephone: (412) 652-8550
Fax: (412)652-0246


                                            [LOGO]   First Western
                                                     Bancorp, Inc.

                                                     Thomas J. O'Shane
                                                     President and
                                                     Chief Executive Officer


October 25, 1996


Mr. Richard L. Stover
411 Fern Hollow Lane
Wexford, PA 15090

Dear Mr. Stover,

         We are pleased to welcome you to First Western Bancorp, Inc. ("The Bank"). This letter and its attachments describes the compensation for the terms and conditions of your employment with The Bank, commencing Monday, November 4, 1996.

         Your duties as Executive Vice President - Chief Lending Officer as we previously discussed, will essentially be to oversee the overall soundness of The Bank's loan portfolio and develop competitive lending policies and procedures. As Chief Lending Officer, you will be responsible for the following loan functions: commercial, mortgage, consumer, indirect, and charge card. You will also be responsible for the loan review function. Management of the above mentioned loan areas will report to you directly as Chief Lending Officer, and the loan review manager will report to you indirectly.

         You will receive a base salary at the annual rate of $135,800. Such amount is payable in equal installments at intervals under The Bank's payroll practices for officers as then in effect. The rate of base salary will be reviewed effective January 1, 1997, and thereafter in accordance with the salary review policies of The Bank then in effect. You will be entitled to participate in The Bank's "Bonus Annual Incentive Plan" at the 30% level (to be prorated for any 1996 potential payout). In addition, you will be afforded and/or eligible to participate in the following employment enhancements (particular to your hiring arrangement alone):

         *     Stock Option Agreement (see attached)
         *     Change in Control Agreement (see attached)
         *     Supplemental Executive Retirement Plan (SERP)
         *     Company Vehicle, and
         *     Clubs:
               - Sewickly Heights Country Club
               - Duquesne Club






Subsidiaries: First Western Bank, N.A. - First Western Bank, F.S.B. - First Western Trust Services Company



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Mr. Richard L. Stover
October 25, 1996
Page -2-

                                                        [LOGO]    First Western
                                                                  Bancorp, Inc.


         You will also be entitled to participate in qualified benefit plans, welfare plans, fringe benefit plans and payroll practices to the same extent and subject to the same terms and conditions such as are offered by The Bank to its regular full-time associates generally except as otherwise provided below. You will be eligible to participate in The Bank's "Pension Plan" (qualified benefit plan) at a years of service multiple of 2.0 years credited service for each actual year worked (1000 hours) for purposes of this Bank benefit plan only, provided your employment relationship with The Bank equals or exceeds five (5) consecutive years worked. Anything less than five (5) consecutive years worked would nullify any such special qualified benefit arrangement as cited herein. Paid vacation time off will be four (4) weeks per calendar year. You will be subject to all employment and compensation policies and procedures of The Bank throughout the period of your employment.

         This letter shall not be construed as a guarantee of employment for any period, and does not alter your status as an associate at will of The Bank.

         I Hope the foregoing captures discussions with Rich Rausch and myself regarding your employment with The Bank. Should you have any questions, please call me. If the foregoing letter satisfactorily includes those discussions and evidences our arrangements, please sign one copy of this letter and return it to me.


                                                  Sincerely,

                                                  /s/ THOMAS J. O'SHANE
                                                  --------------------------
                                                  THOMAS J. O'SHANE



Consented and Agreed:

/S/ RICHARD L. STOVER                                  November 4, 1996
----------------------------------                ---------------------------
Richard L. Stover                                           (Date)